Exhibit 99.1

FOR IMMEDIATE RELEASE:

STREAM GLOBAL SERVICES ANNOUNCES

FINANCIAL RESULTS FOR SECOND QUARTER ENDED JUNE 30, 2011

BOSTON, MA –August 3, 2011– Stream Global Services, Inc., (NYSE AMEX: SGS), a leading global business process outsource (BPO) service provider specializing in customer relationship management and business process outsourcing services for Fortune 1000 companies, today announced consolidated financial results for the three and six months ended June 30, 2011. On August 3, 2011 Stream also filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter ended June 30, 2011.

CEO Commentary

Kathryn Marinello, Chairman and Chief Executive Officer of Stream, said, “We are pleased to report our third consecutive quarter of increased revenue and Adjusted EBITDA when compared to the same quarter in the prior year. We continue to see strong demand for our services as demonstrated by the 12% growth in year-over-year revenue for the quarter. Our focused efforts on improving our operational performance by optimizing our cost structure and motivating and rewarding our employees again yielded results as demonstrated by our 33% improvement in year-over-year Adjusted EBITDA.”

Second Quarter 2011 Financial Highlights

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Revenue for the quarter ended June 30, 2011 was $206 million, an increase of $22 million, or12%, from the same period last year. The growth in revenue was due to a combination of new clients won in 2010, expansion with existing clients and approximately $7 million due to fluctuations in currency exchange rates. During the first six-months of 2011, Stream has signed an estimated $80 million, on an annualized basis once fully ramped, of revenue with both new and existing clients.

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Gross profit increased approximately $8 million, or 11%, over the prior year second quarter. Although the Gross Profit percentage was 40% for both 2011 and 2010, for the second quarter of 2011 Stream incurred significant unpaid training costs primarily related to the launch of new programs. We also incurred approximately $1 million for an agent bonus program in the second quarter 2011, which was not in effect the second quarter 2010.

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Income (Loss) From Operations Excluding Severance, restructuring and other charges, net for the quarter ended June 30, 2011 was a loss of $0.4 million versus a loss of $7 million for the same period in 2010. The improvement reflects higher gross profit earned on the increased revenue and a relative decline in Selling, General and Administrative expenses from 35% of revenue for the second quarter 2010 to 33% of revenue for the second quarter of 2011. Stream incurred $3 million of unpaid training costs during the second quarter of 2011 versus $2 million the prior year quarter and $1 million for the first quarter of 2011.

For the first six-months of 2011, Income (Loss) From Operations Excluding Severance, restructuring and other charges, net was income of $7 million, an increase of $15 million from a loss of $8 million in the prior year period. Net loss was $16 million and $18 million for the three and six months ended June 30, 2011 versus a net loss of $22 million and $32 million for the same periods in 2010.

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Cash flow from operating activities for the second quarter 2011 was $16 million, an increase of $28 million from the prior year period. Days Sales Outstanding declined from 80 days at June 30, 2010 to 70 days at June 30, 2011.

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Free Cash Flow (operating cash flow less additions to equipment and fixtures and capital lease financing) for the quarter and six months ended June 30, 2011 was $3 million and $23 million, respectively, an increase of $21 million and $28 million over the prior year periods.

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Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) was $15 million for the second quarter of 2011, an increase of $4 million from the second quarter of 2010 ($11 million.) On a year-over-year constant currency basis, our Adjusted EBITDA would have been higher by approximately $0.7 million had there been no change in global currency rates.

Americas Region

Revenue generated from our Americas region, which includes the United States, Canada, the Philippines, India, Costa Rica, Nicaragua, the Dominican Republic and El Salvador, was $146 million and $300 million for the three and six months ended June 30, 2011 ($136 million and $279 million for the same periods in the prior year, respectively).

Gross profit generated by the Americas region was $62 million and $132 million for the three and six months ended June 30, 2011 ($56 million and $120 million for the same periods in prior year). The gross margin percentage for the three and six months ended June 30, 2011 was 43% and 44% (41% and 43% for the same periods in the prior year).

EMEA Region

Revenue generated from our EMEA region, which includes Europe, the Middle East and Africa, for the three and six months ended June 30, 2011 was $60 million and $118 million ($48 million and $101 million for the same periods in the prior year).

Gross profit generated by the EMEA region for the three and six months ended June 30, 2011 was $20 million and $41 million, with a gross margin of 33% and 35%, respectively ($17 million and $38 million with a gross margin percentage of 35% and 38%, respectively, for the same periods in the prior year).

Selling, General and Administrative Expense

Selling, general and administrative expenses, which includes non-agent service center costs, was $67 million (33% of revenue) during the three months ended June 30, 2011 and $64 million (35% of revenue ) during the same period in 2010. This percentage decrease is a result of management focus on cost controls, including the impact of a reduction in our workforce during second quarter.

Liquidity and Capital Resources

At June 30, 2011, cash and cash equivalents, excluding restricted cash, was $24 million, up from $18 million at year-end. During the quarter ended June 30, 2011 we repurchased 3.7 million shares of our Common Stock for an aggregate purchase price of $12 million. The balance on the revolving line of credit after the repurchase was $19 million at June 30, 2011 versus $25 million at December 31, 2010. At June 30, 2011, the Company had in excess of $50 million of availability under its revolving line of credit.

Stream will hold a conference call for investors on August 4, 2011 at 9:00 AM EDT. Investors can participate by calling 888-516-2435 or 719-457-2652 (for callers outside the US) and reference pass code 9657274.

Contact Information:

Hannah Byrne

Marketing Communications

hannah.byrne@stream.com

781-304-1859

About Stream Global Services:

Stream Global Services is a leading global business process outsource (BPO) service provider specializing in customer relationship management services including sales, customer care and technical support for Fortune 1000 companies. Stream is a trusted partner to some of the world’s leading technology, computing, telecommunications, retail, entertainment/media, and financial services companies. Stream’s service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled multilingual workforce of over 30,000 employees capable of supporting over 35 languages across 50 locations in 23 countries. Stream strives to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients. To learn more about the company and its complete service offering, please visit www.stream.com.

Safe Harbor

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our business expectations and objectives. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to the Company’s ability to maintain and win additional client business, continue to maintain its operating performance and margin expansion, continue to have sufficient capital to grow and maintain its business, retain the Company’s management team and effectively operate a global franchise across multiple jurisdictions plus other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Stream does not intend, and disclaims any obligation, to update any forward-looking information contained in this release, even if its estimates change.

The required reconciliations and other disclosures for all non-GAAP measures used by the Company are set forth in a schedule attached to this press release and in the Current Report on Form 8-K furnished to the SEC on the date hereof.

Non-GAAP Financial Information

This release contains non-GAAP financial measures. These non-GAAP financial measures, which are used as measures of Stream’s performance or liquidity, should be considered in addition to, not as a substitute for, measures of Stream’s financial performance or liquidity prepared in accordance with GAAP. Non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how Stream defines non-GAAP financial measures in this release.

Stream’s management uses the non-GAAP financial measures in the accompanying schedules to gain an understanding of Stream’s comparative operating performance (when comparing such results with previous periods) and future prospects and excludes certain items from its internal financial statements for purposes of its internal budgets and financial goals. These non-GAAP financial measures are used by Stream’s management in their financial and operating decision-making because management believes they reflect Stream’s ongoing business in a manner that allows meaningful period-to-period comparisons. Stream’s management believes that these non-GAAP financial measures provide useful information to investors and others in (a) understanding and evaluating Stream’s current operating performance and future prospects in the same manner as management does, if they so choose, and (b) in comparing in a consistent manner Stream’s current financial results with its past financial results.

All of the foregoing non-GAAP financial measures have limitations. Specifically, the non-GAAP financial measures that exclude certain items do not include all items of income and expense that affect Stream’s operations. Further, these non-GAAP financial measures are not prepared in accordance with GAAP, may not be comparable to non-GAAP financial measures used by other companies and do not reflect any benefit that such items may confer on Stream. Management compensates for these limitations by also considering Stream’s financial results in accordance with GAAP.

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$206,139	$183,904	$418,830	$380,479
Direct cost of revenue	124,148	110,283	246,102	222,866

Gross profit	81,991	73,621	172,728	157,613

Operating expenses:
Selling, general and administrative expenses	67,235	63,954	136,037	132,520
Severance, restructuring and other charges, net	6,272	3,364	6,146	4,972
Depreciation expense	10,766	11,246	20,958	22,465
Amortization expense	4,394	5,290	8,787	10,500

Total operating expenses	88,667	83,854	171,928	170,457

Income (loss) from operations	(6,676)	(10,233)	800	(12,844)

Interest expense	7,144	7,530	14,404	15,132
Foreign currency transaction loss	165	1,978	1,410	430

Loss before provision for income taxes	(13,985)	(19,741)	(15,014)	(15,562)
Provision for income taxes	1,893	1,764	2,959	3,574

Net loss	$(15,878)	$(21,505)	$(17,973)	$(31,980)
Net loss per share:
Basic and diluted	$(0.20)	$(0.27)	$(0.23)	$(0.40)
Shares used in computing per share amounts:
Basic and diluted	79,006	80,567	79,566	80,289

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Balance Sheet

(In thousands)

	June 30, 2011 (unaudited)	December 31, 2010

Assets:
Current assets:
Cash and cash equivalents	$23,792	$18,489
Accounts receivable, net	158,170	180,211
Other current assets	36,145	37,190

Total current assets	218,107	235,890
Equipment and fixtures, net	80,177	80,859
Goodwill, intangible assets, and other long-term assets	321,924	331,236

Total assets	$620,208	$647,985

Liabilities and Stockholders’ Equity:
Current liabilities	$125,586	$118,608
Revolving Line of Credit	18,868	24,506
Long-term debt	193,689	192,693
Long-term capital lease obligations	8,561	10,491
Deferred income taxes	21,930	21,838
Other long-term liabilities	18,288	20,131

Total liabilities	386,922	388,267

Stockholders’ equity	233,286	259,718

Total liabilities and stockholders’ equity	$620,208	$647,985

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating Activities:
Net loss	$(15,878)	$(21,504)	$(17,973)	$(31,980)
Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	15,160	16,537	29,745	32,965
Other non-cash expenses	1,429	2,874	3,015	5,420
Changes in operating assets and liabilities	15,293	(9,932)	28,022	(1,113)

Net cash provided by operating activities	$16,004	$(12,025)	$42,809	$5,292

Investing Activities:

Additions to equipment and fixtures	$(11,620)	$(3,715)	$(16,721)	$(6,491)

Net cash used in investing activities	$(11,620)	$(3,715)	$(16,721)	$(6,491)

Net cash used in financing activities	$(5,280)	$16,288	$(22,267)	$8,804
Effect of exchange rates on cash and cash equivalents	(126)	(678)	1,482	(1,091)
Net increase in cash and cash equivalents	$(1,022)	$(130)	$5,303	$6,514
Cash and cash equivalents, beginning of period	$24,814	$20,925	$18,489	$14,928
Cash and cash equivalents, end of period	$23,792	$20,795	$23,792	$21,442
Supplemental Item:
Capital lease financing	$1,617	$2,482	$2,668	$3,765

STREAM GLOBAL SERVICES, INC.

Reconciliation of GAAP to Non-GAAP Income from Operations Excluding Severance, restructuring and other charges, net

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating Income as shown on a GAAP basis	$(6,676)	$(10,233)	$800	$(12,844)
Severance, restructuring and other charges, net	6,272	3,364	6,146	4,972

Income (Loss) From Operations Excluding Severance, restructuring and other charges, net	$(404)	$(6,869)	$6,946	$(7,872)

Reconciliation of GAAP to Non-GAAP Adjusted EBITDA

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating Income as shown on a GAAP basis	$(6,676)	$(10,233)	$800	$(12,844)
Add (deduct) items to reconcile to non-GAAP Adjusted EBITDA:
Depreciation and amortization	15,160	16,536	29,745	32,965
Transaction, severance, closure related expenses, net	6,272	3,708	6,146	5,758
Stock based compensation expense	492	1,442	1,237	2,771

Adjusted EBITDA	$15,248	$11,453	$37,928	$28,650

Reconciliation of Cash Flow to Operations to Free Cash Flow

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cash flows from operations	$16,004	$(12,025)	$42,809	$5,292
Add (deduct) items to reconcile to non-GAAP Free Cash Flow
Additions to equipment and fixtures	(11,620)	(3,715)	(16,721)	(6,491)
Capital lease financing	(1,617)	(2,482)	(2,668)	(3,765)

Free Cash Flow	$2,767	$(18,222)	$23,420	$(4,964)